Exhibit 99.1

Contacts: Dan Darazsdi +1 910 558 7915 daniel.darazsdi@ppdi.com Luke Heagle +1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports First Quarter 2010 Financial Results

Highlights:

•	$607 million in gross authorizations; $480 million in net authorizations

•	Cash flow from operations of $62 million

•	$675 million in cash and investments

•	Strengthens global laboratory business

•	Compound partnering spin-off on target for mid-2010

WILMINGTON, N.C. (April 26, 2010) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the first quarter ended March 31, 2010.

PPD recorded net revenue of $346.8 million for the first quarter of 2010, compared to $364.4 million for the first quarter of 2009. First quarter 2010 income from operations was $26.1 million, compared to $66.6 million for the same period in 2009. Income from operations for the first quarter of 2010 was lower than the same period last year due primarily to lower net revenue, operating and integration expenses related to PPD’s recent acquisitions, an increase in research and development expenditures and other costs related to the company’s compound partnering business, and an increase in business development expenses. First quarter 2010 diluted earnings per share were $0.14, compared to $0.38 for the same period last year.

Segment Performance

Development segment net revenue for the first quarter of 2010 was $323.8 million, compared to $335.4 million for the first quarter of 2009. Development segment income from operations for the first quarter of 2010 was $36.8 million, compared to $62.6 million for the first quarter of 2009.

Discovery sciences segment net revenue for the first quarter of 2010 was $0.3 million, compared to $5.2 million for the first quarter of 2009. First quarter 2009 net revenue for this segment included two milestone payments from Janssen-Cilag totaling $5.0 million triggered by the first two national regulatory approvals of PriligyTM. Discovery sciences segment loss from operations for the first quarter of 2010 was $10.7 million, compared to income from operations of $4.0 million for the same period in 2009. The loss for the first quarter of 2010 was due primarily to lower net revenue as noted above, an increase in research and development expenditures from the two compounds PPD in-licensed from Janssen Pharmaceutica N.V. in the fourth quarter of 2009, and an increase in general and administrative expenses related to the previously announced spin-off of the company’s compound partnering business.

Other Financial Information

Gross authorizations for the first quarter of 2010 totaled $607.1 million. Backlog at March 31, 2010, was $3.1 billion. Contract cancellations and adjustments for the quarter were $127.3 million.

Year-to-date days sales outstanding at March 31, 2010, were 24.6 days, compared to 31.3 days at December 31, 2009. Cash flow from operations for the first quarter of 2010 was $62.0 million. At March 31, 2010, PPD had $674.9 million in cash and investments. The effective tax rate for continuing operations in the first quarter of 2010 was 32.0 percent.

“We are pleased to deliver a 30 percent sequential increase in gross authorizations for the first quarter of 2010,” said David Grange, chief executive officer of PPD. “During the first quarter, request for proposal activity improved, cancellations and adjustments decreased to a normal level, and we continued to make strategic investments to strengthen our business models and global infrastructure. Our leadership team is fully-aligned, and we are committed to pursuing our strategic initiatives to create long-term value for our shareholders.”

“Our first quarter 2010 accomplishments confirm the strength and value of our global organization and reaffirm our confidence in the market for CRO services,” said Fred Eshelman, executive chairman of PPD. “We continued to advance our global laboratory strategy in the quarter with the opening of a cGMP laboratory in Ireland and the launch of our new Vaccines and Biologics Center of Excellence in Pennsylvania, and the planned spin-off of our compound partnering business into Furiex Pharmaceuticals remains on track for completion in mid-2010.”

PPD will conduct a live conference call and webcast tomorrow, April 27, 2010, at 8:30 a.m. ET to discuss its first quarter 2010 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	56209886

PPD is a leading global contract research organization, celebrating 25 years of providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 41 countries and more than 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: success in sales growth; loss of or delay in large contracts; higher-than-expected cancellation rates; competition within the outsourcing industry; reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as integration and impairments; the ability to attract, integrate and retain key personnel; risks associated with the planned spin-off of the compound partnering business and with that business itself, including potential tax treatment of the spin-off, risks of running the compound partnering business as a separate entity, uncertainties regarding its need for capital, regulatory risks and dependence on collaborative relationships; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2010
Net revenue:
Development	$335,354	$323,827
Discovery Sciences	5,162	293
Reimbursed out-of-pockets	23,854	22,649

Total net revenue	364,370	346,769

Direct costs:
Development	164,169	160,001
Discovery Sciences	295	152
Reimbursable out-of-pocket expenses	23,854	22,649

Total direct costs	188,318	182,802

Research and development	1,311	7,706
Selling, general and administrative	93,135	113,080
Depreciation and amortization	15,018	17,110

Operating income	66,588	26,071

Loss from equity method investment	—	(2,042)
Other income (expense), net	(218)	1,273

Income from continuing operations before income taxes	66,370	25,302
Provision for income taxes	21,230	8,097

Income from continuing operations	45,140	17,205

Discontinued operations, net of taxes	(571)	—

Net income	$44,569	$17,205

Income per share from continuing operations:
Basic	$0.38	$0.15

Diluted	$0.38	$0.14

Income per share from discontinued operations:
Basic	$—	$—

Diluted	$—	$—

Net income per share:
Basic	$0.38	$0.15

Diluted	$0.38	$0.14

Dividends declared per common share	$0.125	$0.15

Weighted average number of shares outstanding:
Basic	117,827	118,460

Diluted	118,534	119,186

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2009	March 31, 2010
Cash, cash equivalents, short-term and long-term investments	$642,106	$674,855
Accounts receivable and unbilled services, net	429,670	391,932
Total assets	2,030,203	1,996,923
Unearned income	297,844	281,767
Shareholders’ equity	1,346,127	1,341,394

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31, 2009	March 31, 2010
Cash and cash equivalents	$408,903	$480,572
Short-term investments	144,645	104,249
Long-term auction rate securities	88,558	90,034

	$642,106	$674,855